Exhibit 99.1

Altimmune Announces Third Quarter 2017 Financial Results

and Provides Corporate Update

Initiated a Phase 2 clinical trial with NasoVAX vaccine with initial data expected in first quarter 2018

Completed enrollment in its Phase 1 HepTcell clinical trial with data expected in fourth quarter 2017

Conference call and webcast scheduled for Friday, November 10 at 8:30am ET

GAITHERSBURG, MD, Nov. 9, 2017 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced financial results for the three- and nine-months ended September 30, 2017.

Recent Corporate Highlights

•	Initiated a proof-of-concept Phase 2 Flu vaccine clinical trial with the Company’s first-in-class NasoVAX™ vaccine, with initial data expected in 1Q-2018.

•	Completed enrollment in the Company’s HepTcell™ immunotherapeutic Phase 1 clinical trial against hepatitis B, with topline data expected in 4Q-2017.

•	Remained on track to initiate a BARDA-funded Phase 1 trial with NasoShield™, a next-generation intranasal, single-dose, anthrax vaccine in the first quarter of 2018, with topline data anticipated in the second quarter of 2018.

•	Remained on track to initiate a key pre-clinical bridging study with SparVax-L™, a lyophilized anthrax vaccine, in the fourth quarter. The study is fully-funded by NIAID.

•	Closed a Series B preferred stock offering, raising approximately $13.0 million in net proceeds

“We are pleased with the progress we have made this quarter in developing our product candidates. We are actively moving forward each of our four clinical stage assets with data readouts from all four of these programs expected within the next 8 months. We initiated a Phase 2 clinical trial with our NasoVAX flu vaccine therapy as planned this past quarter,” said Bill Enright, Chief Executive Officer of Altimmune. “Additionally, we have completed enrollment in our HepTcell Phase 1 clinical trial in hepatitis B and expect to see data before the end of the year. We also remain on track in our two government-funded anthrax vaccine programs. We are excited for our upcoming milestones and thank our employees for the tremendous work and effort put forth to continue moving our programs forward.”

Financial Results for the three- and nine-months ended September 30, 2017

Revenue and grants and contracts for the three- and nine-months ended September 30, 2017 were $4.6 million and $7.9 million, respectively, compared to $0.9 million and $2.2 million for the comparable periods in 2016. For the three-months ended September 30, 2017, there was a $3.0 million increase in revenue from the BARDA contract compared to the same period in 2016. Revenue and grants and contracts for the three-months ended September 30, 2017 also included $0.6 million from a contract with NIAID that was entered into by PharmAthene prior to the merger.

Research and development expenses were $5.9 million and $13.9 million for the three- and nine-months ended September 30, 2017, respectively, as compared to $2.4 million and $4.8 million for same periods in 2016. For the three-months ended September 30, 2017, there was an increase in spending on the development of the NasoShield product candidate; an increase in manufacturing and other costs in preparation for the NasoVAX Phase 2 trial; and an increase related to the addition of research and development costs of the SparVax-L asset, all of which were partially offset by a decrease in other research and development costs, compared to the same period in 2016.

General and administrative expenses were $3.0 million and $6.9 million, for the three- and nine-months ended September 30, 2017, respectively, as compared with $3.3 million and $5.3 million, in the same periods in 2016. For the three-months ended September 30, 2017, there was an increase in legal and professional costs related to the Mergers; an increase in other general and administrative expenses; an increase in general and administrative expenses related to the Mergers; and an increase in stock compensation, all of which were offset by a $2.3 million write down of deferred offering costs in September 2016, resulting in a decrease compared to the same period in 2016.

As of September 30, 2017, we determined that our goodwill was impaired and a non-cash goodwill impairment charge of $26.6 million was recorded during the quarter, and was classified as a component of operating expenses. The non-cash charge resulted from our goodwill assessment based on our market capitalization plus an implied control premium relative to the carrying value of our net assets. The non-cash charge has no effect on our current cash balance or operating cash flows.

Net loss attributed to common stockholders for the three- and nine-months ended September 30, 2017 was $31.9 million and $39.7 million, respectively. The increase in net loss is primarily due to a non-cash goodwill impairment charge of $26.6 million. Excluding the non-cash goodwill impairment charge, net loss attributed to common stockholders for the three- and nine-months ended September 30, 2017 was $5.3 million and $13.1 million, respectively, compared with $4.9 million and $8.3 million in the same periods in 2016.

Net loss per share attributed to common stockholders for the three- and nine-months ended September 30, 2017, was $2.05 and $3.43, respectively. Excluding the preliminary non-cash goodwill impairment charge, net loss per share attributed to common stockholders for the three- and nine-months ended September 30, 2017 was $0.34 and $1.13, respectively, compared with $0.71 and $1.20 in the same periods of 2016.

At September 30, 2017, the Company had cash and cash equivalents of approximately $17.1 million.

Non-GAAP Measures

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this press release includes a discussion of adjusted net loss attributed to common stockholders and adjusted net loss per share attributed to common stockholders, in each case adjusted for the loss due to a goodwill impairment charge. The Company believes that these non-GAAP measures, when taken into consideration with the corresponding GAAP financial measures, provide investors with meaningful comparisons of current results to prior period results by excluding items that the Company does not believe reflect its fundamental business performance. See the attached schedule for a reconciliation of net loss to adjusted net loss and loss per share to adjusted loss per share for the three and nine months ended September 30, 2017 and 2016.

Conference Call Details

Date:	Friday, November 10
Time:	8:30am Eastern Time
Domestic:	877-718-5098
International:	719-325-4831
Conference ID:	5172794
Webcast:	http://public.viavid.com/index.php?id=126678

Replays will be available through November 24:

Domestic:	844-512-2921
International:	412-317-6671
Replay PIN:	5172794

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease and on the development of two next-generation anthrax vaccines that are intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines. The company has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown to activate the immune system in distinctly different ways than traditional vaccines.

Forward-Looking Statements

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation; and the lack of financial resources and access to capital to fund proposed operations. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Form 10-K filed March 14, 2017, Form 10-Q filed August 14, 2017 and in the Form 8-K filed August 17, 2017, which are available at http://www.sec.gov.

Contacts
Bill Enright	Ashley Robinson
President and CEO	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742
Email: enright@altimmune.com	Email: arr@lifesciadvisors.com

ALTIMMUNE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$17,116,845	$2,876,113
Restricted cash	34,174	—
Accounts receivable	2,902,503	383,046
Prepaid expenses and other current assets	1,007,032	420,424
Tax refund receivable	5,061,920	807,507

Total current assets	26,122,474	4,487,090
Property and equipment, net	280,093	177,859
Intangible assets, net	38,586,399	14,954,717
Other assets	22,248	22,248
Goodwill	9,334,904	18,758,421

Total assets	$74,346,118	$38,400,335

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$49,702	$458,629
Accounts payable	495,064	2,005,208
Accrued expenses and other current liabilities	3,597,313	2,972,745
Current portion of deferred revenue	19,753	19,753
Current portion of deferred rent	18,626	14,388

Total current liabilities	4,180,458	5,470,723
Unvested restricted stock liability	343	1,001
Long-term debt	590,185	525,950
Deferred revenue, long-term portion	164,609	179,424
Deferred rent, long-term portion	1,591	15,914
Deferred tax liability	8,312,426	—
Other long-term liabilities	4,027,962	—

Total liabilities	17,277,574	6,193,012

Contingencies (Note 12)
Series B redeemable convertible preferred shares; $0.0001 par value; 16,000 shares designated; 15,656 and zero shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively; aggregate liquidation and redemption value of $8,238,300 at September 30, 2017	8,238,300	—

Stockholders’ equity:
Series B convertible preferred shares; $0.01 par value; zero and 599,285 shares authorized, issued and outstanding at September 30, 2017 and December 31, 2016, respectively	—	5,993
Common stock, $0.0001 par value; 100,000,000 shares authorized; 15,652,640 and 6,991,749 shares issued; 15,627,081 and 6,917,204 shares outstanding at September 30, 2017 and December 31, 2016, respectively	1,563	692
Additional paid-in capital	122,392,504	71,034,899
Accumulated deficit	(68,853,850)	(31,259,449)
Accumulated other comprehensive loss – foreign currency translation adjustments	(4,709,973)	(7,574,812)

Total stockholders’ equity	48,830,244	32,207,323

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$74,346,118	$38,400,335

ALTIMMUNE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
License revenue	$26,689	$4,938	$36,565	$168,341
Research grants and contracts	4,565,251	896,101	7,892,919	1,983,574

Total revenue and grants and contracts	4,591,940	901,039	7,929,484	2,151,915

Operating expenses
Research and development	5,905,552	2,400,914	13,946,403	4,845,045
General and administrative	3,038,756	3,289,647	6,863,782	5,301,444
Goodwill impairment charges	26,600,000	—	26,600,000	—

Total operating expenses	35,544,308	5,690,561	47,410,185	10,146,489

Loss from operations	(30,952,368)	(4,789,522)	(39,480,701)	(7,994,574)

Other income (expense):
Change in fair value of warrant liabilities	(508,316)	—	(508,316)	—
Change in fair value of embedded derivative	(1,157)	—	(1,157)	—
Interest expense	(2,344)	(9,408)	(160,103)	(28,858)
Interest income	15,372	—	19,538	1,047
Other income (expense)	10,786	3,871	9,839	(2,600)

Total other income (expense), net	(485,659)	(5,537)	(640,199)	(30,411)

Net loss before income tax benefit	(31,438,027)	(4,795,059)	(40,120,900)	(8,024,985)
Income tax benefit	1,532,790	—	2,526,499	—

Net loss	(29,905,237)	(4,795,059)	(37,594,401)	(8,024,985)
Other comprehensive loss – foreign currency translation adjustments	(1,028,033)	(1,316,787)	(2,864,839)	(5,121,081)

Total comprehensive loss	$(30,933,270)	$(6,111,846)	$(40,459,240)	$(13,146,066)

Net loss	$(29,905,237)	$(4,795,059)	$(37,594,401)	$(8,024,985)
Preferred stock accretion and dividends	(1,962,072)	(104,548)	(2,125,141)	(247,562)

Net loss attributed to common stockholders	$(31,8867,309)	$(4,899,607)	$(39,719,542)	$(8,272,547)

Weighted-average common shares outstanding, basic and diluted	15,527,867	6,911,715	11,595,698	6,911,366

Net loss per share attributed to common stockholders, basic and diluted	$(2.05)	$(0.71)	$(3.43)	$(1.20)

ALTIMMUNE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted net loss attributed to common stockholders	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss attributed to common stockholders	$(31,867,309)	$(4,899,607)	$(39,719,542)	$(8,272,547)
Goodwill impairment charges	26,600,000	—	26,600,000	—

Adjusted net loss attributed to common stockholders	$(5,267,309)	$(4,899,607)	$(13,119,542)	$(8,272,547)

Adjusted Net Loss per Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss per share attributed to common stockholders, basic and diluted	$(2.05)	$(0.71)	$(3.43)	$(1.20)
Goodwill impairment charges, net of $0 taxes	1.71	—	2.29	—

Adjusted net loss per share attributed to common stockholders, basic and diluted	$(0.34)	$(0.71)	$(1.13)	$(1.20)